EXHIBIT 10.28

LEASE

717 South Wells, L.L.C.

Landlord

ColloHouse, L.L.C.

Tenant

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24.	SALE BY LANDLORD	24

25.	ESTOPPEL CERTIFICATES	25

26.	SURRENDER OF PREMISES	25

27.	NOTICES	25

28.	TAXES PAYABLE BY TENANT	26

29.	DEFINED TERMS AND HEADINGS	26

30.	TENANT’S AUTHORITY	26

31.	COMMISSIONS	27

32.	TIME AND APPLICABLE LAW	27

33.	SUCCESSORS AND ASSIGNS	27

34.	ENTIRE AGREEMENT	27

35.	EXAMINATION NOT OPTION	27

36.	RECORDATION	27

37.	LIMITATION OF LANDLORD’S LIABILITY	27

38.	MISCELLANEOUS	27

EXHIBIT A - PREMISES

EXHIBIT B - INITIAL ALTERATIONS

EXHIBIT C - RULES AND REGULATIONS

EXHIBIT D - LIST OF APPROVED CONTRACTORS

EXHIBIT E - LOCATION OF DESIGNATED AREAS

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NET OFFICE LEASE

REFERENCE PAGE

BUILDING:	717 South Wells Street Chicago, IL

LANDLORD:	717 South Wells, L.L.C.

LANDLORD’S ADDRESS:	c/o Markley Stearns Partners 875 N. Michigan Avenue, Suite 2615 Chicago, IL 60611

LEASE REFERENCE DATE	May 1, 1999

TENANT:	ColloHouse, L.L.C.

TENANT’S ADDRESS:	633 West 5th Street Suite 2050 Los Angeles, CA 90071

PREMISES IDENTIFICATION:	A portion of the 7th floor per Exhibit “A” 717 South Wells Street Chicago, IL

PREMISES RENTABLE AREA:	Approximately 4,347 sq. ft.

SCHEDULED COMMENCEMENT DATE:	June 1, 1999

TERMINATION DATE:	The twelfth (12th) anniversary of the Rent Commencement Date

TERM OF LEASE:	12 years and 0 months beginning on the Rent Commencement Date and ending on the Termination Date (unless sooner terminated pursuant to the Lease)

RENEWAL OPTIONS:	3 options for 5 years each.

INITIAL ANNUAL RENT (Article 3):	$115,195.50 ($26.50/sq.ft.)

INITIAL MONTHLY INSTALLMENT OF ANNUAL RENT (Article 3):	$9,599.62

TENANT’S PROPORTIONATE SHARE:

4347/93863 = 4.63%, subject to change pursuant to

Section 38.9. To the extent the rentable area of the

Building varies from the denominator set forth in

the Tenant’s Proportionate Share formula, Landlord

reserves the right to change such number (with

notice to Tenant) and Tenant’s Proportionate Share shall change accordingly.

ASSIGNMENT/SUBLETTING FEE	N/A

REAL ESTATE BROKER DUE COMMISSION:	Markley Stearns, Inc.

The Reference Page information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Page information and the Lease, the Lease shall control. This Lease includes Exhibits A through F, all of which are made a part of this Lease.

LANDLORD:	TENANT:

717 South Wells, L.L.C.	ColloHouse, L.L.C.

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Page. The Reference Page, including all terms defined thereon, is incorporated as part of this Lease.

1. USE, RESTRICTIONS ON USE AND COMPLIANCE WITH LAWS.

1.1 Provided Tenant complies with all applicable laws, Tenant or Tenant’s collocation customers are permitted (a) to construct, maintain, operate and repair electronic, transmitting and receiving equipment and supporting structures on the Premises, (b) to construct, maintain, operate and repair an equipment room on the Premises, including the construction of an upgraded fire suppression system, (c) to install, maintain, operate, and repair utility lines, transmission lines, and telecommunications conduit and cabling (collectively, the “Conduits”), in accordance with Exhibit E (d) to use the Premises for any activity related to the provision of telecommunication services, (e) access to all Common Areas, including restroom facilities, (f) to install, maintain, operate and repair condenser units (“Condenser”) on the roof of the Building in locations reasonably approved by Landlord, and (g) reasonable ingress and egress over the existing alley located on the east side of the Building for Tenant’s trucks and other vehicles. Tenant shall also have the right to make connections with any offsite telecommunications or other companies whose facilities may be accessed through the Conduits’ point of entry in the Building. Tenant’s equipment (including, but not limited to, its condenser, batteries, generator (“Generator”), uninterruptible power supply, fuel tank and such other equipment as listed on Exhibit F) and Conduits (collectively, the “Equipment”) shall be the property of and owned by Tenant throughout the Lease Term, shall be for Tenant’s exclusive use, and shall in no event be deemed fixtures, even if affixed to the Premises or the Building. Landlord further agrees that the Equipment, the Condenser, and Tenant’s Generator shall be exempt from execution, foreclosure, sale, levy, attachment, for any Tenant default hereunder, and that the Equipment the Condenser, and Tenant’s Generator may be removed at any time from the Premises or the Property by Tenant. On or before the expiration date or earlier termination of this Lease, Tenant shall remove its Equipment from the Premises and Building and restored in accordance with Section 6.4 hereof. Tenant shall not do or permit anything to be done in or about the Premises or the Building which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, annoy, or disturb them or allow the Premises to be used for any unlawful purpose. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained, or the commission of any waste. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in or upon, or in connection with, the Tenant’s unique and specific use of the Premises at Tenant’s sole expense. Tenant shall not do or permit anything to be done on or about the Premises or the Building or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof, provided, however, that Landlord represents and warrants that Tenant’s intended use as a telecommunications center as provided for in this Lease shall not cause any increase in the rate of, invalidate or prevent the procuring of any such protections. Unless otherwise permitted in this Lease in Sections 7.6 and 13.1 of this Lease, neither Landlord nor any of Landlord’s agents, employees, or contractors (collectively, the “Landlord Parties”) shall engage in any act which would interrupt Tenant’s provision of services to Tenant’s customers. To the extent Landlord has the right to prevent other tenants of the Building from engaging in any act which would interrupt Tenant’s provision of services to Tenant’s customers, Landlord shall, upon receipt of notice of such other tenant’s plans, exercise its right to prevent such interruption. If Landlord cannot prevent such interruption but receives prior notice of the anticipated interruption, Landlord shall pass along such notice to Tenant.

Landlord shall deliver the Premises to Tenant clean and free of debris on the Commencement Date. Landlord shall, subject to reimbursement as may be permitted pursuant to Paragraph 4.1.2 below, furnish lighting replacement for building standard lights in the Common Areas, restroom supplies and exterior maintenance and landscaping in a manner that such services are customarily furnished to comparable office buildings in the area.

1.2 Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any Environmental Laws, except if handled, used, stored and disposed of in accordance with applicable Environmental Laws. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 29) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any failure of Tenant to keep, observe, or perform any provision of this Section 1.2. Landlord has no actual knowledge (without duty of inquiry) of the presence of any Hazardous Material in, under or about the Premises which will remain in the Premises as of the Delivery Date, as hereafter defined. Neither Tenant nor Landlord shall cause any Hazardous Material to be brought, kept or used in or about the Property by it in violation of any local, state or federal law. Landlord agrees to indemnify, defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Property, and sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees) (collectively, “Claims”) which arise during or after the Term of this Lease from the presence of any Hazardous Material on the Property which was introduced onto the Property by Landlord or any of Landlord’s predecessor in interest. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all Claims to the extent that such Claims result from the presence of Hazardous Materials on the Property which was introduced to the Premises by Tenant. Without limiting the foregoing, if the presence of any Hazardous Material on the Property caused or permitted by either party results in any contamination of the Property such party shall promptly take all actions at its sole expense as are necessary to comply with all applicable law. Landlord’s written consent to the actions to be taken by Tenant and the contractors to be used by Tenant shall first be obtained, which approval shall not be unreasonably withheld. Tenant’s use of batteries, generator and fuel tank are acceptable, provided such items comply with all applicable Environmental Laws and provided further Tenant removes all such items on or prior to the termination or expiration of this Lease. Tenant agrees to indemnify Landlord from and against any loss, cost, damage, lawsuit, claim or liability arising from the presence of these items in the Premises, except if caused by Landlord’s negligence or willful misconduct or breach of this Lease.

Except as set forth herein, Landlord shall comply with and shall cause the Building and the structural portions of the Premises to be in compliance with all applicable Laws (as hereinafter defined) as of the date of this Lease. Subject to the preceding sentence, Tenant shall comply with all applicable Laws with respect to its use and occupancy of the Premises and in its construction of Tenant’s Improvements; provided, however, Tenant shall only be responsible for making improvements to the Premises (capital or otherwise) required by applicable Laws if the necessity arises from Tenant’s use of the Premises. As used herein, “Laws” shall mean all federal, state, county and local governmental laws, statutes, codes, ordinances, rules, regulations, decrees, orders and other such requirements now or hereafter imposed, including but not limited to, the ADA and any and all Environmental Law. As used herein, “ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. ‘1201 et seq.) and the regulations and guidelines promulgated or published thereunder, as any of the foregoing may from time to time be amended. As used herein, “Environmental Law” means all legal requirements relating to (a) the protection of the environment, the safety and health of persons (including employees) or the public welfare from actual or potential exposure (or effects of exposure) to any actual or potential release, discharge, disposal or omission (whether past or present) of any Hazardous Materials (as hereinafter defined) or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ‘9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. ‘6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ‘1251 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. ‘2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ‘1101 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C. ‘7401 et seq., the National Environmental Policy Act of 1975, 42 U.S.C. ‘4321, the Rivers and Harbors Act of 1899, 33 U.S.C. ‘401 et seq., the Endangered Species Act of 1973, as amended, 16 U.S.C. ‘1531 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ‘651 et seq., and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. ‘300(f) et seq., and all rules, regulations and guidance promulgated or published thereunder, as any of the foregoing may from time to time be amended.

2. TERM.

2.1 The Term of this Lease shall begin on the date (“Commencement Date”) which shall be the later of the day following the last execution of this Lease by Landlord and Tenant, or June 1, 1999. Landlord shall tender possession of the Premises on the Commencement Date with all the work, if any, to be performed by Landlord pursuant to Exhibit B to this Lease (“Landlord’s Work”) substantially completed. Unless Tenant advises Landlord in writing to the contrary within ten (10) days of the Commencement Date, it shall be assumed that Landlord’s Work will be substantially complete upon delivery of the Premises to Tenant. Tenant may commence any work to be performed by Tenant while Landlord is performing Landlord’s work, provided Tenant does not cause any delay in Landlord’s work and Tenant indemnifies Landlord from and against any loss, cost, claim, lawsuit, damage or liability incurred by Landlord as a result of Tenant’s entry onto the Premises prior to the Commencement Date, or the entry of Tenant’s agents, employees or contractors. Prior to performing any actual construction work in the Premises, Tenant must procure any necessary building permits. Landlord and Tenant shall execute a memorandum setting forth the actual Commencement Date and Termination Date.

2.2 Landlord shall permit Tenant to occupy the Premises prior to the Commencement Date to complete Tenant Improvements. Such occupancy shall be subject to all the provisions of this Lease, except for the payment of rent. Said early possession shall not advance the Commencement Date or Termination Date.

2.3 Landlord grants Tenant the right and option to extend the Term for the option periods indicated in the Renewal Option Section of the Reference Pages (each a “Renewal Term”). Tenant shall notify Landlord in writing of its election to extend this Lease for each Renewal Term not less than six (6) months nor more than twelve (12) months prior to the expiration date of the then existing Term. Tenant’s failure to timely exercise any option hereunder shall cause the automatic extinguishment thereof, time being of the essence. Each Renewal Term shall be upon all of the terms, covenants, and conditions of this Lease except that the Annual Rent payable during the Renewal Term shall be ninety five percent (95%) of the then current fair market rental (“Market Rate”) for comparable space in the Market at the time of the exercise of the renewal option. Landlord shall advise Tenant of the fair market rental within fifteen (15) days after receipt of written request therefor. Thereafter, Landlord and Tenant shall agree as to fair market value. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this paragraph. Notwithstanding the above, Tenant shall have no right to extend or renew this Lease if (i) it is in default beyond the curative period at the time of giving its notice of renewal; (ii) Tenant is in default and beyond any applicable cure period as of the first day of the extended Term which was the subject of such notice; or (iii) neither Tenant nor any of Tenant’s Permitted Assignees is not occupying the Premises.

2.4 Within thirty (30) days after Landlord’s receipt of Tenant’s renewal notice, Landlord shall provide to Tenant its determination of the Market Rate (“Landlord’s Determination”). Within fifteen (15) days of Tenant’s receipt of Landlord’s Determination, Tenant shall either accept Landlord’s Determination or propose a different Market Rate to Landlord. If Landlord and Tenant are unable to agree upon a Market Rate within thirty (30) days after Tenant’s receipt of Landlord’s Determination, then Landlord and Tenant shall, within fifteen (15) days of Tenant’s receipt of Landlord’s Determination, each simultaneously submit to the other in writing its good faith estimate of the Market Rate. If the higher of said estimates is not more than one hundred and five percent (105%) of the lower of such estimates, the Market Rate in question shall be deemed to be the average of the submitted rates. If otherwise, within fifteen (15) days thereafter, Tenant may either terminate this Lease effective as of the Expiration Date or establish the rate by an arbitration to be held in Chicago, Illinois in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association, except that the arbitration shall be conducted by a single arbitrator, selected jointly by Landlord and Tenant, and shall be on the basis that the arbitrator shall pick one of the two rates submitted, being the rate which is closer to the Market Rate as determined by the arbitrator. The parties agree to be bound by the decision of the Arbitrator, which shall be final in this and non-appealable, and shall share equally the costs of arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. During each of the Renewal Terms (if applicable), Tenant shall pay Direct Expenses and Taxes in accordance with the provisions of Paragraph 4.

3. RENT.

3.1 Commencing on the Rent Commencement Date, Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term. The Monthly Installment of Rent in effect at any time shall be one-twelfth of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon a thirty (30) day month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand, at the Landlord’s address, as set forth on the Reference Page, or to such other person or at such other place as Landlord may from time to time designate in writing. Notwithstanding the above and subject to Section 2.1 above, Tenant’s rent commencement date shall begin on November 1, 1999 (“Rent Commencement Date”). Commencing on the first anniversary of the Rent Commencement Date and on each anniversary thereafter, including every year of any Renewal Term, the Annual Rent shall increase by three percent (3%).

3.2 Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid after ten (10) days written notice to cure is given to Tenant by Landlord for the first late payment in any twelve (12) month period and by the tenth (10th) day of each month thereafter, a late charge shall be imposed in an amount equal to a sum equal to one percent (1%) of the unpaid rent or other payment. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive monthly period until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due. Notwithstanding anything contained herein to the contrary, Landlord’s acceptance of a late fee in any one (1) particular default situation shall be a waiver of Landlord’s rights pursuant to Article 19 below and a waiver of Tenant’s breach for non-payment of timely rent for that particular default.

4. RENT ADJUSTMENTS.

4.1 For the purpose of this Article 4, the following terms are defined as follows:

4.1.1 Lease Year: Each calendar year falling partly or wholly within the Term.

4.1.2 Direct Expenses: All direct costs actually incurred by Landlord in the operation, maintenance, repair and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof (which Landlord agrees to maintain for liability in an amount not less than Three Million Dollars ($3,000,000.00); utility costs, including, but not limited to, the cost of heat, light, electricity, power, steam, gas, and waste disposal; the cost of janitorial services; the cost of security and alarm services; window cleaning costs; labor costs; costs and expenses of managing the Building including management fees (not to exceed normal and customary management fees for similar buildings); air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; the cost of maintenance, repair and service agreements; purchase costs of equipment other than capital items; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees (except legal fees in connection with specific tenant leases); any sales, use or service taxes incurred in connection therewith.

Notwithstanding anything to the contrary contained herein, Direct Expenses shall not include the following:

(1) The cost of repair to the Building including the Premises, to the extent the cost of the repairs is reimbursed by insurance or condemnation proceeds, covered by warranty or otherwise reimbursed by third parties other than as a part of Direct Expenses.

(2) All items and services for which Tenant or any other tenant in the Building reimburses Landlord other than through Direct Expenses (or is so obligated to reimburse Landlord) and all items and services supplied selectively to any tenant without reimbursement, provided that, any item or service supplied selectively to Tenant shall be paid for by Tenant.

(3) Advertising and marketing costs, including leasing commissions, in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with the lease, sublease and/or assignment negotiations and transactions with present or prospective tenants of the Building or their successors.

(4) The cost of improving or renovating space for tenants (including Tenant) or space vacated by any tenant (including Tenant), including, without limitation, architects’, engineers’ and space planners’ fees and expenses.

(5) The cost of utilities charged to individual tenants (including tenant) including any and all costs for tenant’s electrical usage and HVAC usage, and payroll, material and contract costs of other services charged to tenants (including tenant) other than such costs relating to Common Areas.

(6) The depreciation of the Building.

(7) Interest, points and fees on debt or amortization payments, and late payment penalties and interest on any real property mortgages or deeds of trust and ground lease payments, and other costs of financing or refinancing the Building.

(8) Legal, accounting, consulting and other related expenses associated with the enforcement of leases or the defense of Landlord’s title to the Building.

(9) Landlord’s general corporate overhead and general administrative expenses not related to the operation of the Building including costs of preparing corporate, partnership or other tax returns, or financial statements not related to the operation of the Building, and all compensation to executives, officers or partners of Landlord or to persons who are executives or officers of partners of Landlord or to any other person at or above the level of building manager, other than the building manager of the Building.

(10) Any compensation paid to clerks, attendants or other persons in commercial concessions, including parking facilities operated by Landlord and other costs directly related to the operation of such commercial concessions including bookkeeping, parking insurance, parking management fees, tickets, striping and uniforms, and all other costs directly related to the installation, operation and maintenance of such commercial concessions.

(11) Governmental fines or penalties assessed as a result of Landlord’s failure to make payments in a timely manner or to comply with applicable laws.

(12) Costs which are due to compliance with laws relating to Hazardous Materials or substances which are incurred (a) as a result of Landlord’s negligence or intentional acts in the course of construction of the Building, including the selection and use of building materials which Landlord should have known were Hazardous Materials at the time of their installation or (b) as a result of the presence of Hazardous Materials in the soil or groundwater under the Building on or before the date of execution of this Lease, except as otherwise specifically included in Direct Expenses.

(13) Costs of purchasing, installing and replacing artwork.

(14) Liability covered by insurance carried by Landlord the premiums for which are included in Direct Expenses, or which would have been covered by insurance otherwise required to be carried by Landlord under this Lease but for failure to insure as a result of Landlord’s intentional acts or omissions or negligence (but not as a result of commercial impracticability of obtaining such insurance).

(15) Expenses resulting directly from the willful misconduct or gross negligence of Landlord.

(16) Costs of repairs or modifications to the Building or Premises, if the Building or Premises are not in full compliance with all governmental regulations, ordinances and laws effective at the effective date of this Lease.

(17) Any bad debt loss, rent loss or reserves for bad debts or rent loss and reserves for Direct Expenses or capital improvements.

(18) With respect to any assessments or taxes for which Landlord has the right to elect to make a lump sum payment, or cause such assessment or tax to be amortized and paid over a period of time, Landlord shall include in the definition of Direct Expenses only the amortized portion (calculated at the longest period of time permitted by such taxing authority) of such taxes and assessments (regardless of any applicable interest charges).

(19) In no event shall the total of operating expenses collected from all tenants in the Building exceed one hundred percent (100%) of the amount expended by Landlord for operating expenses for the year.

(20) Any capital improvements permitted as operating expenses shall be amortized over their useful life.

(21) Except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature (except systems equipment not affixed to the Building, systems and equipment in or on the Property for less than sixty (60) days, or equipment which is used in providing janitorial or similar services).

(22) Costs relating to clean-up of Hazardous Materials or substances which are incurred as a result of the presence of Hazardous Materials anywhere in, on, under or about the Building on or before the date of execution of this Lease.

(23) Except as permitted in Section 4.2 hereof, and except to the extent specifically provided otherwise in the Lease, the overhead and profit increments paid to Landlord, or to any subsidiary or affiliate of Landlord, for goods and/or services in the Building, to the extent such overhead and profit increments exceed the costs of comparable goods and/or services, delivered or rendered by unaffiliated third parties.

4.1.3 Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year, but if the cost to Tenant exceeds Five Thousand Dollars ($5,000.00) annually for such investigation, protest or contest, Tenant shall only be required to contribute to the extent that the assessments, levies or the tax rate to be paid by Landlord is actually reduced by such investigation, protest or contest. Taxes shall not include any corporate franchise, or estate, inheritance or federal or state income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building. In the event that during any calendar year, as hereafter defined, the Building is not fully rented and occupied, Landlord shall make an appropriate adjustment in Taxes for such year for the purpose of avoiding distortion of the amount of such Taxes, and the adjustment so determined shall be deemed to have been Taxes for such year.

4.2 Tenant shall pay as additional rent for each Lease Year Tenant’s Proportionate Share of Direct Expenses and Taxes incurred for such Lease Year over a base year of 1999. Furthermore, Tenant shall not be responsible for its share of property tax increases due to the sale of the building.

4.3 The annual determination of Direct Expenses shall be made and certified by Landlord. In the event that during any calendar year, the Building is not fully rented and occupied, Landlord shall make any appropriate adjustment in occupancy related Direct Expenses for such year for the purpose of avoiding distortion of the amount of such Direct Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing sound accounting and management principles to determine Direct Expenses that would have been paid or incurred by Landlord had the Building been fully rented and occupied, and the amount so determined shall be deemed to have been Direct Expenses for such calendar year.

4.4 Prior to the actual determination thereof for a Lease Year, Landlord may from time to time reasonably estimate Tenant’s liability for Direct Expenses and/or Taxes under Section 4.2 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.5 When the above mentioned actual determination of Tenant’s liability for Direct Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1 If the total additional rent Tenant actually paid pursuant to Section 4.4 on account of Direct Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Direct Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.2 If the total additional rent Tenant actually paid pursuant to Section 4.4 on account of Direct Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Direct Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments of Direct Expenses and Taxes, if the Term has ended, shall be paid to Tenant within thirty (30) days after the date Landlord makes any such determination.

4.6 If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Direct Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

In the event any dispute arises between Landlord and Tenant, as to Direct Expenses, Tenant shall have the right, upon reasonable notice, to inspect Landlord’s records concerning the Direct Expenses of the Building. If, after such inspection, Tenant continues to dispute Direct

Expenses, Tenant shall be entitled to retain an independent accountant or accountancy firm that has a specialty in auditing operating expenses to conduct an audit, but not on a contingent fee basis. If Tenant’s audit reveals that Landlord has overcharged Tenant, after Landlord has been afforded an opportunity to explain any contrary position on the matter to Tenant’s accounting firm (with any disputes being resolved in good faith by the parties), then Tenant shall receive a credit against the next month’s Rent in the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within five (5) days after the results of such audit are made available to Tenant, Tenant shall reimburse Landlord for the amount of such undercharge. Tenant shall pay the cost of any audits requested by Tenant, unless any audit reveals that Landlord’s determination of the Direct Expenses was in error by more than five percent (5%), in which case, Landlord shall pay the cost of such audit. Landlord shall be required to maintain records of the Direct Expenses for the three (3) year period following each Direct Expense Statement. Except in the event of fraud by Landlord, failure on the part of tenant to obtain to the Direct Expense Statement within two (2) years after its receipt thereof shall be conclusively deemed Tenant’s approval of such Direct Expense Statement. All inspections shall be made at Landlord’s offices, during normal business hours, with at least ten (10) days prior written notice.

5. SECURITY DEPOSIT. Intentionally Omitted.

6. ALTERATIONS.

6.1 Except for those, if any, specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7 (“Alterations”), without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements, if applicable.

6.2 In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made using Tenant’s contractors (subject to Landlord’s reasonable approval), at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s pre-approved contractor, and such other contractor or any subcontractor of such other contractor shall employ labor and/or suppliers, then Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor concerning the wage, hours, terms or conditions of the employment of any such labor.

6.3 All alterations, additions, and improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such reasonable assurances to Landlord, including but not limited to, waivers of lien, as Landlord shall reasonably require to assure payment of the costs thereof and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

6.4 All alterations, additions, and improvements in, on, or to the Premises or in, on or to the Building made or installed by Tenant, including carpeting, shall be and remain the property of Tenant during the Term but, excepting furniture, furnishings, telecommunication switch equipment, batteries, generators, condensers, dry coolers, conduits, cabling, pull boxes, and other telecommunication related facilities, movable partitions and other trade fixtures, all of which shall be removed from the Premises and the Building at Tenant’s expense and the Premises restored to its original condition, and any remaining improvements, shall become a part of the realty and belong to Landlord without compensation to Tenant upon the expiration or sooner termination of the Term, at which time title shall pass to Landlord under this Lease as by a bill of sale, unless Landlord elects otherwise. Upon such election by Landlord, Tenant shall upon demand by Landlord, at Tenant’s sole cost and expense, forthwith and with all due diligence remove any such alterations, additions or improvements, including any which are designated by Landlord to be removed, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair and restore the Premises and the Building to their original condition, reasonable wear and tear and damage by fire or other casualty excepted.

7. REPAIR.

7.1 Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or the Building, except as specified in Exhibit B if attached to this Lease and except that Landlord shall repair and maintain the structural portions of the Building, including the roof and the building systems including, but not limited to, the basic plumbing, air conditioning, heating and electrical systems installed or furnished by Landlord and all common areas of the Building. Subject to the warranties set forth herein, by taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them subject to the items set forth on the punchlist prepared in accordance with Section 2.1. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.

7.2 Tenant shall at its own cost and expense keep and maintain all parts of the Premises and improvements therein in as good condition and repair as of the Commencement Date, plus Tenant shall keep and maintain any items installed by or at the direction of Tenant, in good condition and repair, both subject to ordinary wear and tear and loss by fire or other casualty. In satisfying the above standards, Tenant shall promptly make all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original (including, but not limited to, repair and replacement of all fixtures installed by Tenant, water heaters serving only the Premises, windows, glass and plate glass, doors, any special office entries, interior walls and fmish work, floors and floor coverings, heating and air conditioning systems installed by Tenant or serving only the Premises, electrical systems installed by Tenant or to the extent they are exposed within the Premises, sprinkler systems to the extent they are installed by Tenant or exposed within the Premises, plumbing work to the extent it is installed by Tenant or exposed with the Premises and fixtures). Tenant as part of its obligations hereunder shall keep the Premises in a clean and sanitary condition. Tenant will, as far as possible keep all such parts of the Premises from deterioration due to ordinary wear and from falling temporarily out of repair, and upon termination of this Lease in any way Tenant will deliver the Premises to Landlord in as good condition and repair as of the Commencement Date, plus Tenant shall deliver any items installed by or at the direction of Tenant which remain on or in the Premises, in good condition and repair, loss by fire or other casualty excepted and ordinary wear and tear excepted, with respect to both the condition and repair of the Premises and items installed by Tenant. Tenant shall, at its own cost and expense, repair any damage to the Premises or the Building resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, employees, contractors, invitees, or any other person entering upon the Premises as a result of Tenant’s business activities or caused by Tenant’s default hereunder.

7.3 Landlord shall not be liable for any failure to commence and diligently pursue any repairs or to perform any maintenance unless such failure shall persist for thirty (30) after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.4 Except as otherwise set forth in the Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building unless due to Landlord’s negligence or willful misconduct or Landlord’s breach of the Lease beyond any applicable cure period.

7.5 In recognition of Tenant’s use, Landlord shall provide Tenant (except in the case of emergency, in which event Landlord shall use reasonable efforts, but shall not be required, to provide Tenant with prior notice) not less than seventy two (72) hours prior written notice of Landlord’s intent to enter the Premises (or perform any work near the Premises, the Equipment or the Conduit which could disrupt Tenant’s services to its clients), provided such entry shall not disrupt Tenant’s service to its clients, to effect planned repairs (including, but not limited to electrical, mechanical or plumbing work). In such circumstances Tenant and Landlord will cooperate to determine an appropriate time. Further, in emergency situations Landlord shall use reasonable care and precaution in order to minimize the disruptions in Tenant’s business.

8. LIENS. Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed on the Premises, or for any materials furnished or to be furnished at or to the Premises, or any building or improvements thereon, for Tenant or any subtenant, and that no mechanic’s or other lien for such work or materials shall attach to the interest of Landlord. This Lease specifically ‘prohibits the subjecting of the Premises, or any part of it, to any liens for improvements Tenant makes or causes to be made or for which Tenant is directly or indirectly responsible for payment. If, in connection with any work being performed by Tenant or any subtenant or in connection with any materials being furnished to Tenant or any subtenant, any mechanic’s lien or other lien or charge shall be filed or made against the Premises or any building or improvements thereon or any part thereof, or if any such lien or charge shall be filed or made against Landlord as owner, then Tenant, at Tenant’s cost and expense, within thirty (30) days after such lien or charge shall have been filed or made (but in any event prior to foreclosure), shall cause the same to be cancelled and discharged of record by payment thereof or filing a bond or otherwise, and shall also defend any action, suit or proceeding which may be brought for the enforcement of such lien or charge, and shall pay any damages, costs and expenses, including attorneys’ fees, suffered or incurred therein by Landlord, and shall satisfy and discharge any judgment entered therein within thirty (30) days from the entering of such judgment by payment thereof or filing of a bond, or otherwise. In the event of the failure of Tenant to discharge within the above-mentioned thirty (30)-day period, any lien, charge or judgment herein required to be paid or discharged by Tenant, Landlord may pay such items or discharge such liability by payment or bond or both, and Tenant will repay to Landlord, upon demand, any and all amounts paid by Landlord therefor, or by reason of any liability on any such bond, and also any and all incidental expenses, including attorneys’ fees and cots, incurred by Landlord in connection therewith.

9. ASSIGNMENT AND SUBLETTING.

9.1 Tenant shall have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall be permitted to make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord. Landlord acknowledges that Tenant intends to sign collocation agreements with its customers to place equipment in Tenant’s space. Landlord hereby approves of such collocation facilities with Tenant space and such collocation agreements shall not be considered subleases and shall not require further approval by Landlord.

9.2 Notwithstanding any subletting, Tenant shall at all times remain’ directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. In the event Tenant assigns this Lease, Tenant shall be relieved of liability thereafter and Landlord shall look solely to the assignee for obligations under this Lease which accrue after the assignment.

10. INDEMNIFICATION. None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors or breach of this Lease by Landlord beyond any applicable cure period. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any negligent or intentional act or omission of Tenant, its agents, servants, employees, invitees, or visitors; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises; or (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy which are Tenant’s responsibility under the Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination. Landlord shall protect, indemnify and hold harmless Tenant, its parent, subsidiaries, employees, agents and assigns from and against any and all loss, claims, liability or costs (including reasonable court costs and attorneys’ fees) incurred by reason of Landlord’s or Landlord Entities’ negligence or intentional misconduct, or breach of this Lease by Landlord beyond any applicable cure period.

11. INSURANCE.

11.1 Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the. Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $2,000,000.00 per occurrence and not less than $3,000,000.00 in the annual aggregate, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute; (d) Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease—each employee; (e) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, paneling, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (f) Business Interruption Insurance with limit of liability representing loss of at least approximately six months of rent. Notwithstanding anything contained herein to the contrary, unless Landlord’s lender requires otherwise, Tenant shall have the right to self-insure with regard to the coverages required under this section, provided Tenant’s net worth remains in excess of $100,000,000.00.

11.2 Certificates evidencing the aforesaid policies shall be provided at Tenant’s expense and shall illustrate that the aforesaid policies (a) are being provided at Tenant’s expense; (b) name the Landlord Entities and building management company, if any, as additional insureds as their interests may appear; (c) be issued by an insurance company with a minimum Best’s rating of “A:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; certificates evidencing the policies shall be delivered to Landlord by Tenant upon the Commencement Date and no later than thirty (30) days prior to each renewal of said insurance.

11.3 Whenever Tenant shall undertake any Alterations in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work; and the certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

12. WAIVER OF SUBROGATION. So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

13. SERVICES AND UTILITIES.

13.1 Provided Tenant shall not be in default under this Lease beyond any cure period, and subject to the other provisions of this Lease, Landlord agrees to furnish to the common areas of the Building during ordinary business hours on generally recognized business days (but exclusive in any event of Sundays and legal holidays), the following services and utilities subject to the rules and regulations of the Building prescribed from time to time: (a) water suitable for normal office use of the common area; (b) heat and air conditioning required in Landlord’s judgment for the use and occupation of the common areas of the Building; (c) cleaning and janitorial service for common areas; (d) elevator service by non-attended automatic elevators; (e) such window washing as may from time to time in Landlord’s judgment be reasonably required; and, (f) provisions to bring electricity to the floor of the Premises an amount equal to no less than 600 amps @ 480V and 500kw emergency generator power on or before the Commencement Date. To the extent that Tenant is not billed directly by a public utility, Tenant shall pay, upon demand, as additional rent, for all electricity used by Tenant in the Premises. The charge shall be at the pro rata rates charged for such services by the local public utility. Except in the event of Landlord’s negligence or intentional misconduct, or breach of this Lease by Landlord beyond any applicable cure period, Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the foregoing, unless such failure shall persist for fifteen (15) days after written notice of such failure is given to Landlord by Tenant and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities. Landlord shall not (except in the event of an emergency or a force majeure event or as permitted in Section 17.1 below) exercise any right of Landlord to reduce, interrupt or cease service of the heating, air conditioning, ventilation, elevator, plumbing, electrical systems, telephone systems and/or utilities services of the Premises, the Building or the Property, without advising Tenant at least seventy two (72) hours in advance of Landlord’s requirements so that Landlord and Tenant may arrange procedures for accomplishing Landlord’s goals and minimize the interruption to Tenant’s use, possession and occupancy of the Premises for the purpose of conducting its business on a continuing basis. Landlord shall notify Tenant immediately upon Landlord’s knowledge of any interruption of the above services.

13.2 Should Tenant require any additional work or service, as described above and in Paragraph 38, Landlord may, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but in no event at a charge more or less than Landlord’s actual cost for such additional service and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service.

13.3 Wherever heat-generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to require Tenant to install supplementary air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant.

13.4 If Tenant shall require water or electric current in excess of that required to be furnished or supplied for use in the Premises as set forth in the Lease, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters and any additional installations or expense required or incurred as a result of the increased capacity shall be paid for by Tenant. Tenant agrees to pay as additional rent to Landlord promptly upon demand therefor, the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if there are no separate meters, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional out-of-pocket expense incurred in keeping account of the water and electric current so consumed.

14. HOLDING OVER. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be (a) 125% of the amount of the Annual Rent for the last period prior to the date of such termination plus (b) 125% of all Rent Adjustments under Article 4. If Landlord gives notice to Tenant of Landlord’s election to that effect, such holding over shall constitute renewal of this Lease for a period from month to month. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15. SUBORDINATION. Notwithstanding anything to the contrary contained in this Lease, Landlord shall obtain not later than thirty (30) days following the execution of this Lease, a non-disturbance and attomment agreement for Tenant’s benefit in a form reasonably satisfactory to Tenant (“Non-Disturbance Agreement”) from its existing mortgagee, if any, of the Building. As a condition precedent to Tenant being required to subordinate its interest in this Lease to any future mortgage covering the Building, Landlord shall obtain for Tenant’s benefit a Non-Disturbance Agreement in a form reasonably satisfactory to Tenant and Landlord’s mortgagee.

16. RULES AND REGULATIONS. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit C to this Lease and all reasonable modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations.

17. REENTRY BY LANDLORD.

17.1 Landlord reserves and shall at all times have the right upon seventy two (72) hours notice to re-enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers (who have executed a letter of intent or purchase or option agreement), mortgagees or tenants (during the last three (3) months of the term, as extended), and to alter, improve or repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that Tenant’s service to its customers shall not be interrupted.

17.2 Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged.

18. DEFAULT.

18.1 Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:

18.1.1 Tenant shall fail to pay within ten (10) days after written notice of any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve month period commencing with the date of such notice, the failure to pay within five days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice.

18.1.2. Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within twenty (20) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant.

18.1.2 Tenant shall fail to vacate the Premises ithmediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

18.1.3 Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.1.4 A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof.

19. REMEDIES.

19.1 Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

19.1.1 Landlord may, at its election, terminate this Lease.

19.1.2 Upon any termination of this Lease, whether by lapse of time or otherwise, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying. or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

19.1.3 Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination.

19.2 If, on account of any Event of Default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease, in the event Landlord prevails Tenant agrees to pay all Landlord’s attorney’s fees and costs and costs so incurred. Tenant expressly waives any right: (a) trial by jury; and (b) service of any notice required by any present or future law or ordinance applicable to landlords or tenants but not required by the terms of this Lease.

19.3 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law or equity (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

19.4 No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and except as expressly provided for in this Lease, no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by either party of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall be construed as a waiver of such Default, if the payment is in the full amount at issue. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Default or of Landlord’s right to enforce any such remedies with respect to such Default or any subsequent Default.

19.5 Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof so long as Landlord has given Tenant three (3) days notice to remove such items prior to Landlord’s action. In such event, Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by _Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

19.6 Landlord shall be deemed to be in default of this Lease if Landlord shall breach any covenant under this Lease and such breach continues for thirty (30) days after written notice by Tenant of such breach thereof to Landlord, or, in the case of an interruption of Tenant’s provision of services to its customers, such thirty (30)-day notice shall not be required), unless Landlord has commenced the cure within said thirty (30) day period and proceeds diligently to completion. In the event of an uncured default by Landlord, Tenant may, upon subsequent written notice to Landlord, cure the default if it involves the Premises and Tenant may offset the cost thereof from Annual Rent, not to exceed twenty five percent (25%) of the Monthly Installment of Annual Rent in any one (1) month).

20. TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1 If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1 Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

20.1.1.1 Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

20.1.1.2 Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

20.1.1.3 The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4 Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons.

22. DAMAGE BY FIRE, ETC.

22.1 In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred twenty (120) days of the casualty, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within sixty (60) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable and good faith estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” if they are in such condition as would allow Tenant to use the Premises for the purpose for which it was being used immediately before such damage.

22.2 If such repairs cannot, in Landlord’s or Tenant’s reasonable estimation, be made within one hundred twenty (120) days from the date of the casualty, Landlord and Tenant shall each have the option of giving the other, at any time within sixty (60) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent and additional payments due hereunder shall be proportionately abated as provided in Section 22.1.

22.3 Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any paneling, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by Tenant or belonging to Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4 In the event that for any reason Landlord does not commence such repairs and material restoration within forty five (45) days after the date estimated by Landlord, and, diligently complete within forty five (45) days of such estimation, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

22.5 Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable, in Tenant’s reasonable discretion, Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.6 In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion or all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall reasonably request to allow for repairs and reconstruction. Notwithstanding anything contained in this Lease to the contrary, in the event Tenant’s use or access to the Premises is prevented for a period in excess of one hundred eighty (180) days due to damage, destruction, or condemnation, Tenant shall be entitled to terminate this Lease upon thirty (30) days written notice to Landlord.

23. EMINENT DOMAIN. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises as determined by Tenant in Tenant’s reasonable discretion. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In-addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord; provided, however, that Tenant shall be entitled to bring a separate claim for the value of Tenant Improvements, equipment and/or fixtures which we added or placed in or upon the Premises by Tenant, or the reasonable cost of removal of such Tenant Improvements, equipment and/or fixtures of Tenant if removal is practical. In the event that this Lease is not terminated by reason of such Condemnation, Landlord, at its sole cost and expense, shall use reasonable efforts to repair any damage to the Premises caused by such Condemnation, except to the extent that Tenant has been reimbursed therefor by the condemning authority and except that Landlord need not incur expenses in excess of the award received by Landlord.

24. SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease, and in such event Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord shall transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

25. ESTOPPEL CERTIFICATES. Within ‘fifteen (15) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or its mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that to Tenant’s knowledge there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other factual matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate.

26. SURRENDER OF PREMISES.

26.1 Landlord shall, at least thirty (30) days before the last day of the Term, arrange to meet Tenant for a joint inspection of the Premises.

26.2 At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all improvements or additions upon or belonging to the same, by whomsoever made, whether in the Premises or in, on or to the Building, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Tenant may, and at Landlord’s request shall, at Tenant’s sole cost, remove upon termination of this Lease, any and all furniture, furnishings, movable partitions, trade fixtures and other property installed by Tenant, including, but not limited to, raised flooring, conduits, cabling, condensers, dry coolers, generators, pull boxes, junction boxes, supplemental HVAC units, electrical equipment, fire suppression systems, etc., title to which shall not be in or pass automatically to Landlord upon such termination, repairing all damage caused by such removal. Property not so removed shall, unless requested to be removed, be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale. All other alterations, additions and improvements in, on or to the Premises shall be dealt with and disposed of as provided in Article 6 hereof

26.3 All obligations of Landlord and Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term.

27. NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, shall be transmitted personally, by fully prepaid registered or certified United States Mail return receipt requested by facsimile transmission, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Page, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee.

28. TAXES PAYABLE BY TENANT. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any rental tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

29. DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, and the trustees, boards of directors, members, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any indemnification or insurance of Tenant shall apply to and inure to the benefit of all of the following “Tenant Entities”, being Tenant, its parent and subsidiaries and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as reasonably calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable space footage of the Premises and Tenant’s Proportionate Share shown on the Reference Page.

30. TENANT’S AUTHORITY. If Tenant signs as a corporation each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant signs as a partnership, trust or other legal entity, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of the Tenant was authorized to do so by any and all appropriate partnership, trust or other actions.

31. COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or fmder in connection with this Lease, except as described on the Reference Page. Tenant represents and warrants that it has not dealt with a real estate broker, agent or fmder in connection with this Lease with the exception of the broker named in the Reference Pages to this Lease whose commission Landlord agrees to pay. Landlord shall not pay a commission or fee due any other brokers, agents or finders as a result of this Lease. Tenant and Landlord agree to indemnify, defend and hold harmless the other party hereto against and from all liabilities claims and damages arising from any claim by any broker (other than said named broker), fmder or agent claiming to have dealt with Tenant in connection with this Lease.

32. TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located.

33. SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

34. ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

35. EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Neither Tenant nor Landlord shall be bound by this Lease until each has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease.

36. RECORDATION. Tenant may not record or register this lease or a short form memorandum of this Lease hereof.

37. LIMITATION OF LANDLORD’S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under this Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its members, or its or their trustees or board of directors and officers, as the case may be, its manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord, the manager or any of the members.

38. MISCELLANEOUS.

38.1 Subject to compliance with all applicable governmental codes, regulations and ordinances, including approval of Tenant’s plans, Landlord hereby grants Tenant the right to install up to a 750KW diesel fuel emergency generator in a location deemed feasible by Landlord and Tenant, including an associated 1,000 gallon diesel fuel-tank as necessary to support the generator on the roof. Subject to Landlord’s approval of Tenant’s detailed plans as to method of installation and location, which shall not be unreasonably withheld, conditioned or delayed, Landlord shall permit Tenant, at its sole cost and expense, to install, use, operate and maintain electrical and telecommunications conduits, condenser and fuel piping, in the riser or other locations in, on or to the Building (as noted in Exhibit E attached hereto (the “Designated Areas”), as necessary to connect to Tenants’: (a) emergency generator and fuel to each other and to the Premises; (b) generator transfer switch for portable “roll-up” generator; (c) telecommunication service providers, CLEC’s, IXC’s, and ILEC, etc.; (d) Telco and Hogan grounds; (e) GPS antenna on the roof; and (f) offsite telecommunication or other companies whose facilities may be accessed through the Conduit’s point of entry in the Building. Tenant shall have the ability to test its generator on a reasonable basis as recommended by the manufacturer. In addition, Landlord may install a diesel fuel tank and/or emergency generator and/or fuel pump (the “Emergency Facilities”) to service multiple Tenants of the Building. Should Tenant request to utilize Landlord’s Emergency Facilities, Tenant shall pay its proportionate share of the installation, maintenance, repair and operation of the Emergency Facilities, in which case Landlord and Tenant shall enter into a separate agreement which governs its use, rules and regulations. Landlord will permit Tenant to install, use, operate and maintain condensing units or dry coolers (sized to meet Tenant’s air conditioning requirements for operation of its system in a designated area of the roof) (“Condenser”). In addition, Tenant shall have the right to tie into the Building’s existing ground field or, if the existing grid does not meet Tenant’s requirement, to install its own ground system. Nothing permitted in this paragraph shall permit Tenant to interfere with other occupants’ use of similar facilities in their designated locations. Tenant’s preapproved vertical riser locations are designated on Exhibit E.

38.2 Subject to compliance with all applicable governmental codes, regulations and ordinances, including approval of Tenant’s plans, Tenant shall have the right to construct a dry pipe, pre-action system for the Premises, including the right to relocate or encase any water mains or other water pipes (whether or not related to fire safety) running through the Premises, at Tenant’s sole cost and expense and subject to Landlord’s approval, not to be unreasonably withheld. Landlord agrees that Tenant, at its sole expense, shall install a fire protection system which is approved by Landlord, such approval not to be unreasonably withheld. Tenant shall also have the right to install a FM 200 fire suppression system in the Premises. Tenant shall not penetrate the floor or ceiling on any floor of the Building with any water or liquid piping, supply or drains, or install any pull boxes or junction boxes, conduits or cabling without the Landlord’s expressed written approval of Tenant’s detailed plans, which shall not be unreasonably withheld, conditioned or delayed.

38.3 Tenant shall be permitted to erect and operate, at its sole cost and expense, and if Tenant does so erect, Tenant shall be required to maintain, operate, repair and replace, at its sole cost and expense, one (1) GPS antenna, masts, satellite and/or microwave dishes on the roof of the Building and to run necessary conduit and cabling from the antenna to the Premises, provided that Tenant installs said antennae at locations and in a manner reasonably approved by Landlord, and provided further Tenant installs any screening device requested by Landlord to insure the antenna cannot be viewed by the public. Tenant shall have access to roof at all reasonable times during normal business hours to install, maintain, operate and repair the antenna and to the risers, floor space and ceiling space to run the necessary cabling and conduit. Any antenna shall be installed in a good and workmanlike manner and in compliance with all applicable laws and plans approved by Landlord. Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, damage, claim or liability, including loss or diminution of any roof warranties, that Landlord may suffer as a result of Tenant’s actions pursuant to this section. Landlord’s approval shall not be deemed to give Tenant the exclusive right to use the roof and shall not preclude Landlord from granting similar rights to others. The rights of other tenants or licensees shall be exercised without causing unreasonable interference with the antennae and associated activities being carried on by Tenant. Similarly, the rights of Tenant shall be exercised without causing interference with antennae and associated activities being carried on by other tenants or licensees. Tenant shall not change, substitute or materially alter the antennae or related equipment agreed to herein without the prior written consent of Landlord, which shall not be unreasonably withheld.

38.4 Landlord hereby grants Tenant access to the Premises, the roof, the tunnel and the risers housing Tenant’s wiring, conduit and cabling twenty four (24) hours per day, three hundred sixty-five (365) days per year. However, if access is needed to areas not otherwise available to Tenant during normal business hours, Tenant must notify Landlord and Landlord will provide escorted access, at Tenant’s expense (if Landlord incurs any actual expenses). In addition, Landlord shall give Tenant reasonable access to prearranged and demised vertical risers exclusively allocated to such purposes to enable Tenant to provide Tenant’s telecommunications services and to interconnect to tenants and other occupants of the Building in Designated Areas as shown on Exhibit E. Tenant may install in the aforementioned risers, conduit and other such cabling as set forth in Section 38.6(b) for its services within the Building. Provided Tenant does not unreasonably interrupt the services or operations of any other tenant in the Building (or interrupt in any manner the services of a telecommunications occupant), Tenant may, with Landlord’s consent, not to be unreasonably withheld, delayed or conditioned, make floor and ceiling penetrations in common areas and risers of the Building. Landlord acknowledges that Tenant’s business to be conducted in the Building requires the installation in the Building of certain communications equipment by certain licensees and customers of Tenant (collectively, “Customers”) in order for such Customers to interconnect with the Equipment or to permit Tenant to manage or operate such Customers’ equipment, or otherwise as may be required pursuant to applicable statutes and regulations. Notwithstanding anything to the contrary contained herein, without first obtaining the consent of Landlord and without the payment of any fee or additional rent to Landlord, Tenant may enter into any sublease, license agreement, “collocation agreement” or similar agreement (collectively, “Customer License”) between Tenant and such a Customer for the limited purpose of permitting such arrangements as described above. Tenant shall deliver a copy of all Customer Licenses to Landlord. Tenant may not assign its rights under this section to others, except as set forth in Section 9.5 hereof. All Customer Licenses must be serviced and monitored by Tenant.

38.5 Tenant may use its own selected contractors in connection with Tenant’s Improvements subject to Landlord’s reasonable approval. Landlord shall not charge any supervision or management fee, however, Tenant shall be responsible for and reimburse

Landlord for any actual and reasonable out of pocket expenses relating to the approval, or review of Tenant’s plans.

38.6 Landlord shall make the following available for Tenant’s installation or use which, if Tenant accepts, shall be installed, performed or used at Tenant’s sole cost and expense:

(a)	480/277 volt three-phase, 4 wire electrical service at the bus duct to the floor of the Building in which the Premises is located, at Landlord’s costs (however Tenant shall pay all costs associated with its connection to the bus duct and electrical service, the cost of the disconnect switch, meter, CT cabinets and associated utility costs). Tenant shall, prior to Landlord providing any electricity for Tenant’s use at the Premises (as described in subparagraph 13.1(f) above), and installing the meter and disconnect switch, supply Landlord with its certified electrical load calculations for (i) the initial twelve (12) month load requirement, and (ii) the anticipated growth of electrical requirements over the Term of the Lease. Then Landlord, at its sole option, shall arrange for the installation of a multimeter (in the case of a multi-tenant floor) for the recording of electrical usage, and Tenant agrees to reimburse Landlord for Tenant’s proportionate share of the cost of said multimeter and disconnect switch if purchased and installed by Landlord or Landlord’s contractor. Notwithstanding the above, should Tenant, during the term of the Lease, require additional electrical service over and above its initial electrical load calculations, Landlord shall cooperate and coordinate with Tenant to arrange for the increased requirements.

(b)	Riser capacity, shown on Exhibit E, to enable Tenant to interconnect with other occupants of the building without any additional cost or fees from Tenant to Landlord. This does not imply that Landlord is providing any conduit, cabling or other facilities for Tenant’s interconnection purposes. All of Tenant’s conduits and cabling shall be clearly labeled and tagged with Tenant’s name and an emergency contact phone number at each floor and at a maximum of twenty feet apart. Tenant shall not allow any cabling or loose wiring to exist in the Building, outside the Premises, except as otherwise permitted in this Lease to be field verified and approved by Landlord, such approval not to be unreasonably withheld. Landlord may also install dedicated pull boxes (one or more for each tenant) or require Tenant to install pull boxes compliant with Landlord’s specifications for Tenant’s conduits at the floor of the Premises and at the basement level for the purposes of coordinating and segregating the telecommunications conduits and to coordinate with other tenants’ conduits within the Building. Tenant shall pay Landlord’s .actual costs for the installation of the pull boxes for Tenant’s conduits.

(c)	Access to multiple CLEC’s within the Building, subject to approval and agreement between Tenant and third parties.

(d)	Ability for batteries and UPS installation. Landlord hereby represents and warrants that on the Commencement Date the structural floor load capacity in the Premises shall hold 150 pounds per square foot.

(e)	Landlord shall provide Tenant with Tenant’s Proportionate Share of available space in the common areas of the roof, for Tenant’s condenser/dry coolers and generator.

(f)	Location for A/C grounding for Tenant’s main distribution cabinets and transformers. The Telco ground will be chosen and installed by Tenant in a grounding area selected by Landlord and feasible for Tenant’s use in accordance with Bellcore standards, if Landlord’s ground is insufficient for Tenant’s use, at Landlord’s and Tenant’s mutual agreement. •

(g)	Existing slab to underside of concrete deck above has been measured at a minimum 11’0” clearance.

(h)	4,000# capacity freight elevator approximately 8’-0”w x 9’-10’ interior.

(i)	Loading area.

(j)	Permission for Tenant to have diverse dual entrances into the Premises for fiber optic cable service. Landlord will permit the use and/or installation of all conduits reasonably necessary to connect the fiber optic cable service to the Premises, provided within the permissible area shown on Exhibit E. Landlord shall not limit Tenant in its choice of which telecommunication carrier to utilize.

(k)	Permission for Tenant to install and maintain on the roof of the Building (in a location and manner reasonably approved by Landlord) protection against damage by lightning to Tenant’s telecommunications equipment.

38.7 Landlord’s and Tenant’s work shall each be performed in compliance with the ADA.

38.8 Landlord shall provide a security system for the Building operated seven (7) days per week 24 hours. a day. Tenant shall have the right to install its own security system in the Premises. Building shall be fully sprinkled, to the extent required by applicable law.

38.9 Landlord hereby waives, releases and relinquishes any statutory, common law or constitutional lien it may have or at any time hereafter be entitled to assert against Tenant’s Equipment.

38.10 Landlord acknowledges and agrees that the operation of the Premises may be unmanned during the Lease Term, and Tenant shall not be deemed to be in default or breach of this Lease if Tenant does not have employees, personnel or other agents present at the Premises so long as Tenant complies with all of Tenant’s obligations as set forth in the Lease, including payment of rent in accordance with this Lease. Nothing contained in this Lease shall prevent Tenant from having employees on site, whether on a permanent or temporary basis.

38.11 Landlord hereby expressly waives and releases any and all contractual liens and security interests or constitutional and/or statutory liens and security interests arising by operation of law or under the Lease to which Landlord might now or hereafter be entitled on any of the property of Tenant including, without limitation, the Equipment the Condenser or tenant’s Generator. Landlord further agrees that the Equipment, the Condenser and Tenant’s Generator shall be exempt from execution, foreclosure, sale, levy, attachment, for any Tenant default hereunder, and that the Equipment, the Condenser and Tenant’s Generator may be removed at any time from the Premises or the Property by Tenant in accordance with Section 6.4 herein.

38.12 In no event shall Landlord relocate Tenant or the Equipment to other premises, or require Tenant to relocate its Equipment for any length of time to any other location, either on the Property or elsewhere.

38.13 Landlord shall keep all Confidential Information of Tenant confidential. For the purposes of this Lease, “Confidential Information” includes any data or information pertaining to Tenant or Tenant’s business, regardless of medium, that is provided by Tenant to Landlord, including Tenant’s plans and specifications or electrical power requirements, site plans, or copies of any such infrmation, but excludes any information (a) approved in writing by Tenant for release to third parties, (b) that Landlord possesses independently of Tenant, (c) that Tenant places in the public domain, or (d) required to be given to Landlord’s lender or a purchaser of the Building.

38.14 Landlord agrees to pay Tenant Twenty Dollars ($20.00) per square foot of Premises for the entire Premises to be leased by Tenant, as and for Landlord’s contribution to Tenant’s Work (“Construction Allowance”):

(A)	Completion (or partial completion) of Tenant’s Work based on invoices submitted to Landlord for Tenant’s Work in accordance with plans and specifications approved by Landlord, in a manner satisfactory to Landlord’s architect, indicating Tenant’s Work has been performed, equal to or in excess of the Construction Allowance covered by the draw requests.

(B)	Presentation to Landlord of the following:

(i)	General Contractor’s executed and notarized final or partial Waiver of Lien/Affidavit form listing all subcontractors and material suppliers and the amounts they were paid for work and materials supplied for the Premises;

(ii)	Waivers/Affidavits must be satisfactory to Landlord.

(C)	Tenant shall have not been in default under the terms and conditions of this Lease.

Landlord will submit any draw requests submitted by Tenant to Landlord’s construction lender with Lender’s next draw request and shall immediately upon receipt of funds from Lender’s construction lender deliver such funds to Tenant, or, upon Tenant’s direction, directly to any of Tenant’s contractors.

LANDLORD:	TENANT:

717 South Wells, L.L.C.	ColloHouse L.L.C.

By:	/s/ 717 South Wells L.L.C.	By:	/s/ ColloHouse L.L.C.

By:		Title:

Title:	Manager	By:	President

Dated:	5/14/99	Title:	5/3/99

Dated:

Witnesses:		Witnesses:

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